Exhibit 99.1

News Release	11755 Wilshire Blvd., 20th Floor Los Angeles, CA 90025

ABRAXIS BIOSCIENCE REPORTS 2008 FOURTH QUARTER AND

FULL-YEAR FINANCIAL RESULTS

Highlights:

•	ABRAXANE Revenue for 2008 Fourth Quarter Grows to $89.8 Million; Increases to $335.6 Million for Full Year

•	Company Re-acquires Exclusive Rights to Market ABRAXANE in the U.S.

•	Abraxis Reports Full Year Net Loss of $276.8 Million, or Adjusted Net Income of $11.2 Million, Excluding Re-Acquisition Costs Related to U.S. ABRAXANE Rights of $158.9 Million

•	On a per share basis Company Reports Net Loss of $6.91, or Adjusted Net Income of $0.28, Excluding Re-Acquisition Costs of $3.94

•	ABRAXANE Launched in UK and Australia

•	ABRAXANE Closed 2008 with Continued Taxane Market Leadership, Capturing Highest All-time Share of 37.7 Percent in December 2008 in Metastatic Breast Cancer

LOS ANGELES, Calif. — March 3, 2009 — Abraxis BioScience, Inc. (NASDAQ: ABII), a fully integrated biotechnology company, today reported financial results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter 2008 Highlights

Net revenue increased 1.5 percent to $92.2 million, compared with $90.8 million for the prior year period. Revenue from sales of ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) for the fourth quarter of 2008 was $89.8 million, compared with $88.8 million for the same period in 2007. Net revenue included recognition of revenue of $9.9 million initially deferred relating to the co-promotion agreement with AstraZeneca and license agreements with Taiho of Japan and Green Cross of South Korea, similar to the 2007 fourth quarter.

Gross profit was $82.8 million, or 90 percent of net revenue, compared with $82.5 million, or 91 percent of net revenue, for the fourth quarter of 2007.

“In 2008, we made considerable achievements building our ABRAXANE commercial franchise on a global basis,” said Patrick Soon-Shiong, M.D., Chairman and Chief Executive Officer of Abraxis BioScience. “We established a new infrastructure in Europe and launched ABRAXANE in the United Kingdom, Australia, India, and UAE. With the early 2009 launch in Germany and approval to market ABRAXANE in China, Korea, together with the expected launches in the balance of the European Union (EU) countries, we have substantial additional market opportunities for 2009 and beyond. Coupled with several strategic acquisitions and a reinforced infrastructure, we believe we are well poised for continued success.

“On the clinical front, we will be running an unprecedented number of clinical studies in 2009 and beyond to broadly evaluate the application of our nab technology platform in a wide variety of tumor types,” continued Dr. Soon-Shiong. “Our strategy is informed by science, and we believe this is elucidating a fundamental change in cancer therapy. We are planning a significant release of data at ASCO this year, with data from studies in a variety of tumor types and indications, which we believe will validate the science surrounding the nab technology and begin to reveal a compelling story about cancer, cancer therapeutics, and a potential revolution in cancer patient care.”

The Abraxis clinical program currently consists of four Phase 3 clinical trials, three of which have been submitted under the IND for ABRAXANE (lung cancer, melanoma and pancreatic cancer), and one of which, a study in ovarian cancer, is being conducted by the company’s partner in Japan, Taiho Pharmaceutical Co., Ltd.; 65 investigator-initiated Phase 2 clinical trials; and, 16 Phase I studies.

Research and development expense was $37.0 million, or 40 percent of net revenue, compared with $27.3 million, or 30 percent of net revenue, for the same period in 2007. The increase primarily relates to increased spending in clinical studies and investment in R&D projects.

Selling, general and administrative expenses were $64.8 million, or 70 percent of net revenue, versus $52.1 million, or 57 percent of net revenue, for the same period in 2007.

The increase primarily reflected international launch costs for ABRAXANE, additional administration costs, and non-recurring spin-off related costs.

In the most recent quarter, the company recorded $158.9 million of re-acquisition costs related to the exclusive rights to market ABRAXANE in the U.S. The co-promotion agreement was cancelled effective January 2, 2009 and the company ceased all royalty payments related to sales after that date.

Adjusted net loss was $8.4 million, or $0.21 per share, compared to adjusted net income of $9.4 million, or $0.23 per diluted share, for the fourth quarter of last year. Adjusted net income (loss) for the fourth quarters of 2008 and 2007 excludes amortization of acquired intangible assets, the re-acquisition costs, litigation costs, realized loss on marketable securities and the impact of non-cash stock compensation expense. On a GAAP basis, and including the re-acquisition costs, net loss was $181.9 million, or $4.54 per share for the fourth quarter of 2008, compared with net loss of $5.2 million, or $0.13 per share, for the fourth quarter of 2007.

(Reconciliation tables are provided below)

ABRAXANE Market Data Highlights

According to recent IntrinsiQ data for December 2008, in metastatic breast cancer (MBC), ABRAXANE closed 2008 with continued taxane market leadership, capturing the highest all time share of 37.7 percent in December 2008.

ABRAXANE continues to be the taxane of choice in the second line setting. In the second line + setting of the MBC taxane market, ABRAXANE remains the leader with a share of 49.6 percent. In the third line + setting of the MBC market in December 2008, ABRAXANE has maintained the lion share of the taxane market with a 56.7 percent share. Although not approved by the FDA in first-line MBC, ABRAXANE share of the taxane market in first line MBC increased 4.8 percent in December 2008 to a share of 22.7 percent. The total number of patients that have been on ABRAXANE throughout all indications has increased by 14.1 percent since January 2008.

Full-Year 2008 Financial Results

Net revenue increased 3.5 percent to $345.3 million, compared with $333.7 million for the prior year. Revenue from sales of ABRAXANE for 2008 increased 3.4 percent to $335.6 million,

compared with $324.7 million in 2007. Net revenue for 2008 included recognition of revenue of $39.5 million that was initially deferred relating to the co-promotion agreement and the license agreements with Taiho and Green Cross, compared with $39.4 million of recognized deferred revenue last year.

Gross profit was $306.2 million, or 89 percent of net revenue, compared with $299.2 million, or 90 percent of net revenue, for 2007.

Research and development expense increased to $103.6 million, or 30 percent of net revenue, compared with $88.7 million, or 27 percent of revenue, for the prior year. The increase was primarily due to costs related to the Phoenix plant acquired in 2007, increased spending for clinical and investigator-sponsored studies and investment in R&D projects.

Selling, general and administrative expenses decreased $13.2 million to $216.8 million, or 63 percent of net revenue, versus $230.0 million, or 69 percent of net revenue, for 2007. The decrease was primarily the result of higher legal costs in 2007 and overall lower domestic marketing expenses.

For 2008, the company reported $158.9 million of net expense related to the re-acquisition costs in the fourth quarter; amortization of acquired intangibles assets of $39.4 million; a litigation charge in the second quarter of $57.6 million, including accrued interest; a $13.9 million non-recurring charge for acquired in-process research and development in connection with the company’s acquisition of Shimoda Biotech and Platco Technologies; and, an impairment charge totaling $9.2 million in the third quarter for the anticipated sale of certain property, plant and equipment.

Interest income was approximately $18.8 million, compared with approximately $5.0 million for the prior year, due primarily to interest earned on the $700 million cash received in connection with the separation from APP Pharmaceuticals, Inc. in November 2007.

Other expenses increased to $5.2 million from $190,000 in 2007, due primarily to the write-down of marketable securities whose values were determined to be impaired.

Adjusted net income was $11.2 million, or $0.28 per diluted share, compared with $7.0 million, or $0.17 per diluted share, for 2007. Adjusted net income for 2008 and 2007 excludes amortization of acquired intangible assets, an in-process research and development charge, the re-acquisition costs, litigation costs, impairment charge, realized loss on marketable securities and the impact of non-cash stock compensation expense. On a GAAP basis, and including the previously described charges, net loss for 2008 of $276.8 million, or $6.91 per share, compared with net loss of $41.6 million, or $1.04 per share, in 2007.

(Reconciliation tables are provided below)

Recent Company Highlights

In early October, the National Comprehensive Cancer Network (NCCN) agreed to conduct multiple investigator-initiated studies for ABRAXANE. The NCCN studies will evaluate ABRAXANE in the treatment of breast, non-small cell lung, head and neck, melanoma and ovarian cancers. The clinical research will include investigations of tumor gene expression by microarray and the expression of SPARC (secreted protein acidic and rich in cysteine), a protein that is over expressed and secreted in many cancers. SPARC, a known prognostic factor for poor survival in a number of tumor types, is an albumin binding protein that may mediate an enhanced anti-tumor effect of ABRAXANE via a SPARC-albumin interaction.

Also in October, NeoBiocon, a joint venture between Abu Dhabi based Neopharma and India’s Biocon Ltd., launched ABRAXANE in the United Arab Emirates for the treatment of breast cancer after failure of combination therapy for metastatic disease or relapse within six months of adjuvant chemotherapy.

In October 2008, the Therapeutic Goods Administration (TGA) in Australia approved ABRAXANE for the treatment of metastatic carcinoma of the breast after failure of anthracycline therapy. ABRAXANE was subsequently launched in Australia through a strategic relationship with Melbourne-based Specialised Therapeutics Australia, Pty Ltd.

Results from five company-sponsored studies of ABRAXANE were presented at the 31st Annual San Antonio Breast Cancer Symposium in December. Preliminary results from a single-arm, open-label, Phase II clinical trial evaluating ABRAXANE in combination with gemcitabine and epirubicin for the treatment of patients with locally advanced breast cancer (neoadjuvant treatment) indicated that 18 percent of patients (n=23) given a regimen of ABRAXANE, gemcitabine and epirubicin achieved a complete pathologic response (the disappearance of all target lesions), and 68 percent (n=84) achieved a partial response (a 30 percent or greater decrease in size of target lesions). The company also presented pre-clinical data evaluating the potential antitumor activity of nab®-paclitaxel given in combination with two investigational therapies that utilize the company’s proprietary nanoparticle technology, nab®-rapamycin and nab®-IDN5404.

In the first quarter of 2009, Abraxis completed the re-acquisition of the exclusive rights to market ABRAXANE in the United States.

Abraxis also initiated the launch of ABRAXANE in the European Union. In the EU, ABRAXANE is indicated for the treatment of metastatic breast cancer in patients who have failed first-line treatment for metastatic disease and for whom standard, anthracycline-containing therapy is not indicated. Initially the company launched ABRAXANE in the U.K. in late 2008 and launched ABRAXANE in Germany in early 2009.

Note

The company completed its separation from APP Pharmaceuticals, Inc. in November 2007. The accompanying unaudited consolidated and combined financial information reflect the consolidated operations of Abraxis BioScience, Inc. and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Abraxis BioScience, Inc. (formerly American Pharmaceuticals, Inc.) for periods prior to November 13, 2007. The unaudited consolidated and combined financial information for periods prior to and including November 13, 2007 may not be indicative of future performance and do not necessarily reflect what the consolidated and combined results of operations, financial position and cash flows would have been had Abraxis BioScience operated as an independent, publicly-traded company during the periods presented, including changes in capitalization as a result of the separation. To the extent that an asset, liability, revenue or expense is directly associated with the company, it is reflected in the accompanying unaudited consolidated and combined financial information. Certain general corporate overhead and other expenses for periods prior to the separation have been allocated to the company. Management believes such allocations were reasonable; however, they may not be indicative of actual results had Abraxis BioScience been operating as an independent, publicly traded company for the periods presented.

Conference Call Information

On Tuesday, March 3, 2009, the company will host a conference call with interested parties beginning at 8:30 a.m. PST/11:30 a.m. EST to review its results of operations for the fourth quarter of 2008. The conference call may be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.thomsonone.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

Non-GAAP Financial Measures

The company believes that its presentation of non-GAAP financial measures, such as adjusted net income (loss) and adjusted net income (loss) per diluted share, provide useful supplementary information to investors in understanding the underlying operating performance of the company and facilitates additional analysis by investors. The company also uses non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures presented by the company may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. A reconciliation of GAAP net income (loss) to adjusted net income (loss) for the three and twelve months ended December 31, 2008 and 2007 is included with this news release.

About ABRAXANE®

The U.S. Food and Drug Administration approved ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) in January 2005 for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy. Prior therapy should have included an anthracycline unless clinically contraindicated. For the full prescribing information for ABRAXANE® please visit www.abraxane.com.

About Abraxis BioScience, Inc.

Abraxis BioScience is a fully integrated global biotechnology company dedicated to the discovery, development and delivery of next-generation therapeutics and core technologies that offer patients safer and more effective treatments for cancer and other critical illnesses. The company’s portfolio includes the world’s first and only protein-bound nanoparticle chemotherapeutic compound (ABRAXANE), which is based on the company’s proprietary tumor targeting technology known as the nab® platform. The first FDA approved product to use this nab® platform, ABRAXANE, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABII. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the clinical development plan, and the timing and scope of clinical studies and trials, for ABRAXANE and the global commercialization of ABRAXANE. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the fact that results from pre-clinical studies may not be predictive of results to be obtained in other pre-clinical studies or future clinical trials; delays in commencement and completion of clinical studies or trials, including slower than anticipated patient enrollment and adverse events occurring during the clinical trials; decisions by regulatory authorities regarding whether and when to approve ABRAXANE or product candidates for various indications as well as their decisions regarding labeling and other matters that could affect the availability or commercial potential of ABRAXANE and other products and product candidates; unexpected safety, efficacy or manufacturing issues with respect to ABRAXANE or product candidates; the need for additional data or clinical studies for ABRAXANE or product candidates; regulatory developments (domestic or foreign) involving the company’s manufacturing facilities; the market adoption and demand of ABRAXANE and other products, the costs associated with the ongoing launch of ABRAXANE; research and development associated with the nab® technology platform; the impact of pharmaceutical industry regulation; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; the ability to successfully manufacture products in a time-sensitive and cost effective manner; the acceptance and demand of new pharmaceutical products; and the impact of patents and other proprietary rights held by competitors and other third parties. Additional relevant information concerning risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

Contacts:

Investors and Media Inquiries: Maili Bergman Director Investor Relations and Corporate Communications 310.405.7522 mbergman@abraxisbio.com	Rob Whetstone Pondel Wilkinson Inc. 310.279.5963

Financial Tables Follow

# # #

Abraxis BioScience, Inc.

Condensed Consolidated and Combined Statements of Operation(1)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Abraxane revenue	$89,821	$88,771	$335,631	$324,692
Other revenue	2,343	2,014	9,678	8,994

Net revenue	92,164	90,785	345,309	333,686
Cost of sales	9,388	8,274	39,068	34,450

Gross profit	82,776	82,511	306,241	299,236
Operating expenses
Research and development	36,978	27,348	103,590	88,717
Selling, general and administrative	64,778	52,096	216,804	230,031
Reacquisition costs	158,909	—	158,909	—
Litigation costs	26	—	57,635	—
Acquired in-process research and development	—	—	13,900	—
Impairment charge	—	—	9,214	—
Amortization of acquired intangible assets	9,946	9,657	39,429	38,615
Equity in net income of Drug Source Co, LLC	(663)	(830)	(908)	(3,771)

Total operating expenses	269,974	88,271	598,573	353,592

Loss from operations	(187,198)	(5,760)	(292,332)	(54,356)
Interest income	3,424	4,432	18,809	4,990
Other expenses	(245)	(84)	(5,186)	(190)

Loss before income taxes	(184,019)	(1,412)	(278,709)	(49,556)
(Benefit) provision for income taxes	(2,141)	3,778	(1,938)	(7,952)

Net loss	$(181,878)	$(5,190)	$(276,771)	$(41,604)

Basic and diluted net loss per share	$(4.54)	$(0.13)	$(6.91)	$(1.04)

Basic and diluted weighted average common shares outstanding(2)	40,064	39,991	40,032	39,991

The composition of stock-based compensation included above is as follows:
Cost of sales	$(21)	$(10)	$252	$1,068
Research and development	1,043	4,598	3,997	10,453
Selling, general and administrative	3,144	2,399	9,025	10,772

Total stock-based compensation	$4,166	$6,987	$13,274	$22,293

Selected ratios as a percentage of net revenue:
Gross profit	89.8%	90.9%	88.7%	89.7%
Research and development	40.1%	30.1%	30.0%	26.6%
Selling, general and administrative	70.3%	57.4%	62.8%	68.9%

(1)	The consolidated and combined financial information reflects the consolidated operations of Abraxis BioScience and its subsidiaries as an independent, publicly-traded company as of and subsequent to November 13, 2007 and a combined reporting entity comprising the assets and liabilities that constituted the proprietary business of Old Abraxis for periods prior to November 13, 2007. The consolidated and combined financial information for periods prior to and including November 13, 2007 do not necessarily reflect what our consolidated and combined results of operations, financial position and cash flows would have been had we operated as an independent, publicly-traded company during those periods.

(2)	For the three months and year ended December 31, 2007, basic and diluted net loss per share were computed using the number of shares of our common stock outstanding after the separation on November 13, 2007.

Abraxis BioScience, Inc.

GAAP Net Loss to Adjusted Net Income (Loss) Per Share Reconciliation

(Unaudited, in thousands, except per share amounts)

Adjusted net income (loss) and adjusted net income (loss) per share are defined as net loss and net loss per share, respectively, in each case excluding amortization of acquired intangible assets, acquired in-process research and development charge, reacquisition costs, litigation costs, impairment charge, realized loss on marketable securities and non-cash stock compensation expense. We believe that our presentation of non-GAAP financial measures provides useful supplementary information to investors in understanding our underlying operating performance and facilitates additional analysis by investors. We also use non-GAAP financial measures internally for operating, budgeting and financial planning purposes. The non-GAAP financial measures below may not be comparable to similarly titled measures reported by other companies. The non-GAAP financial measures are in addition to, and not a substitute for or superior to, measures of financial performance calculated in accordance with GAAP. Reconciliation of net income (loss) and net income (loss) per share to adjusted net income (loss) and adjusted net income (loss) per share for each of the three months and years ended December 31, 2008 and 2007 is below:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007 (g)	2008	2007 (g)
Net loss	$(181,878)	$(5,190)	$(276,771)	$(41,604)
Amortization of acquired intangible assets	9,946	8,440	32,695	30,797
Acquired in-process research and development (a)	—	—	13,900	—
Reacquisition costs (b)	158,909	—	158,909	—
Litigation costs (c)	26	—	57,635	—
Impairment charge (d)	—	—	9,214	—
Realized loss on marketable securities (e)	410	—	4,657	—
Stock compensation expense	4,166	6,106	11,007	17,780

Adjusted net (loss) income	$(8,421)	$9,356	$11,246	$6,973

Adjusted net (loss) income per share (f)	$(0.21)	$0.23	$0.28	$0.17

Weighted average common diluted shares outstanding	40,064	39,991	40,275	39,991

Net loss per share	$(4.54)	$(0.13)	$(6.87)	$(1.04)
Amortization of acquired intangible assets	0.25	0.21	0.81	0.77
Acquired in-process research and development (a)	—	—	0.35	—
Reacquisition costs (b)	3.97	—	3.94	—
Litigation costs (c)	—	—	1.43	—
Impairment charge (d)	—	—	0.23	—
Realized loss on marketable securities (e)	0.01	—	0.12	—
Stock compensation expense	0.10	0.15	0.27	0.44

Adjusted net (loss) income per share	$(0.21)	$0.23	$0.28	$0.17

Loss before income tax	$(184,019)	$(1,412)	$(278,709)	$(49,556)
Pretax amortization of acquired intangible assets	9,946	9,657	39,429	38,615
Acquired in-process research and development (a)	—	—	13,900	—
Reacquisition costs (b)	158,909	—	158,909	—
Litigation costs (c)	26	—	57,635	—
Impairment charge (d)	—	—	9,214	—
Realized loss on marketable securities (e)	410	—	4,657	—
Stock compensation expense	4,166	6,987	13,274	22,293

Adjusted (loss) income before income tax	$(10,562)	$15,232	$18,309	$11,352

(a)	In connection with the purchase of Shimoda Biotech and Platco Technologies in April 2008, we acquired certain research and development projects that were required to be expensed in accordance with generally accepted accounting principles. Approximately $13.9 million of the purchase price was expensed as in-process research and development for projects that, as of the acquisition date, had not yet reached technological or regulatory feasibility and had no alternative future uses in their current states.

(b)

In November 2008, we entered into an agreement (the “Agreement”) with AstraZeneca UK Limited (“AstraZeneca”) under which we would, subject to the terms and conditions of the Agreement, re-acquire exclusive rights to market ABRAXANE® in the United States. Under the Agreement, our Co-Promotion and Strategic Marketing Services Agreement with AstraZeneca ended effective on January 2, 2009. Under the Agreement, we agreed to pay AstraZeneca a $268 million fee. For the three months and year ended December 31, 2008, we recorded a charge of $158.9 million representing the net amount of previously deferred AstraZeneca revenue included in our balance sheet and the $268 million termination payment.

(c)	On June 13, 2008, a jury ruled that we infringed upon one of Élan’s patents, which runs until 2011, and awarded $55.2 million in damages for sales of Abraxane® through the judgment date. We have filed various post-trial motions and are appealing the jury ruling. For the year ended December 31, 2008, we accrued $57.6 million for this matter, which includes $2.4 million of accrued interest.

(d)	We recorded an asset impairment charge totaling $9.2 million during the year ended December 31, 2008 as a result of an anticipated sale of property, plant and equipment.

(e)	Represents write-down of marketable securities whose decline in values were determined to be other than temporary.

(f)	Taxable adjustments to net loss were tax effected using an incremental tax rate of 38.58%.

(g)	In December 2008, we changed the presentation of adjusted net income (loss) and adjusted net income (loss) per share. The amounts previously reported for adjusted net income (loss) for the three months and year ended December 31, 2007 has been reduced by $3.4 million and $4.9 million for costs associated with the launch of our Phoenix, Arizona manufacturing facility. Additionally, we changed the method of calculating the tax effect of adjustments to net income (loss).

Abraxis BioScience, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$306,390	$705,125
Cash collateral for reacquisition agreement	300,631	—
Accounts receivable, net of chargebacks	37,011	43,944
Related party receivable	1,915	1,958
Inventories	63,506	73,677
Prepaid expenses and other current assets	33,795	18,572
Deferred income taxes	65,585	33,696

Total current assets	808,833	876,972
Property, plant and equipment, net	166,720	145,120
Investment in Drug Source Company, LLC	10,183	9,275
Intangible assets, net of accumulated amortization	175,291	205,231
Goodwill	241,361	241,361
Other non-current assets	36,196	24,296

Total assets	$1,438,584	$1,502,255

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$39,142	$33,579
Accrued liabilities	53,020	54,927
Accrued litigation settlement	57,635	—
Reacquisition payable	268,000	—
Accounts payable to related parties	—	6,986
Income taxes payable	679	5,010
Deferred revenue	4,209	41,289

Total current liabilities	422,685	141,791

Deferred income taxes, non-current	62,685	32,396
Long-term portion of deferred revenue	8,223	121,138
Other non-current liabilities	15,519	9,543

Total liabilities	509,112	304,868
Stockholders' equity
Common stock	40	40
Additional paid-in capital	1,203,092	1,192,461
(Accumulated deficit) retained earnings	(272,689)	4,082
Accumulated other comprehensive (loss) income	(971)	804

Total stockholders' equity	929,472	1,197,387

Total liabilities and stockholders' equity	$1,438,584	$1,502,255